UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Vintage Wine Estates, Inc.

(Exact name of registrant as specified in its charter)

Nevada	87-1005902
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

937 Tahoe Boulevard Incline Village, Nevada	89451
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, no par value per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-254260

Securities to be registered pursuant to Section 12(g) of the Act:

None

Explanatory Note

This Amendment No. 1 to Form 8-A is being filed by Vintage Wine Estates, Inc., a Nevada corporation (f/k/a Bespoke Capital Acquisition Corp.) (the “Company”), to amend the information set forth in the Registration Statement on Form 8-A (File No. 001-40016) filed by the Company with the Securities and Exchange Commission on February 5, 2021 (the “Original Form 8-A”). The Original Form 8-A related to the registration of the Class A Restricted Voting Shares, without par value, of Bespoke Capital Acquisition Corp. (“BCAC”) pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”).

As previously disclosed, on February 3, 2021, BCAC, VWE Acquisition Sub Inc., a wholly owned subsidiary of BCAC (“Merger Sub”), Vintage Wine Estates, Inc., a California corporation (“VWE”), Bespoke Sponsor Capital LP (the “Sponsor”), and Darrell D. Swank as the Seller Representative entered into a transaction agreement (as amended, the “transaction agreement”). On June 7, 2021, the parties consummated the transactions contemplated by the transaction agreement, whereby (i) BCAC changed its jurisdiction of incorporation from the Province of British Columbia to the State of Nevada (the “domestication”); (ii) Merger Sub merged with and into VWE, with VWE surviving the merger as a wholly owned subsidiary of BCAC (the “merger”); and (iii) BCAC changed its corporate name to “Vintage Wine Estates, Inc.” Terms used but not otherwise defined herein have the respective meanings given to such terms in the transaction agreement.

As a result of and upon the effectiveness of the domestication:

•	each Class A Restricted Voting Share of BCAC was converted on a one-to-one basis into a share of common stock, no par value per share, of the Company (“Common Stock”);

•

each Class B Share of BCAC held by the Sponsor (other than those Class B Shares surrendered by the Sponsor to BCAC for cancellation pursuant to the transaction agreement) was converted on a one-to-one basis into a share of Common Stock; and

•

each share purchase warrant of BCAC (other than those surrendered by the Sponsor to BCAC for cancellation pursuant to the transaction agreement) continued and remained outstanding on a one-for-one basis as a share purchase warrant of the Company.

As a result of and upon the effective time of the merger (the “effective time”), each share of VWE capital stock issued and outstanding immediately prior to the effective time (other than excluded shares) was converted into:

•	the right to receive a number of shares of Common Stock equal to the Per Share Merger Consideration less the Per Share Adjustment Escrow Deposit; and

•	a contingent right to receive, if and when payable, the Per Share Adjustment Escrow Release and the Per Share Earnout Shares.

No fractional shares of Common Stock were issued in connection with the merger and instead, any such fractional share that would otherwise have resulted was rounded down to the nearest whole share.

As a result of the consummation of the transactions contemplated by the transaction agreement, the Company is no longer a “foreign private issuer” as that term is defined under applicable U.S. federal securities laws. Accordingly, the Company will make required filings on U.S. domestic forms under the Exchange Act and will comply with the corporate governance requirements of The Nasdaq Stock Market (“Nasdaq”).

Item 1.	Description of Registrant’s Securities to be Registered.

The description of the Common Stock included under the section titled “Description of New VWE Holdco Securities” in the Company’s consent solicitation statement/prospectus dated May 6, 2021 (the “Prospectus”), which Prospectus forms a part of the Company’s Registration Statement on Form S-4 (Registration No. 333-254260), is hereby incorporated by reference herein.

Item 2.	Exhibits.

Pursuant to the Instructions as to Exhibits of Form 8-A, no exhibits are required to be filed herewith because no other securities of the Company are registered on Nasdaq and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Vintage Wine Estates, Inc.

Date: June 7, 2021	By:	/s/ Patrick Roney
	Name:	Patrick Roney
	Title:	Chief Executive Officer